EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File nos. 333-01409, 333-31369, 333-31371, 333-31670, 333-43238, 333-61843, 333-70323, 333-87396, 333-89231, 333-98925, 333-108782, and 333-110970) and on Form S-3 (File nos. 333-00273 and 333-90667) of Ascential Software Corporation of our report dated March 16, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Boston, Massachusetts
March 16, 2005